Exhibit 99.1

Ventas Names Peter J. Bulgarelli EVP Office and President & CEO Lillibridge Healthcare Services

  Proven Executive Brings More Than 30 Years’ Experience to the Role
  Strong Track Record of Success across Real Estate, Healthcare, Life Sciences and Higher Education

CHICAGO--(BUSINESS WIRE)--March 26, 2018--Ventas, Inc. (NYSE: VTR) has named Peter J. Bulgarelli Executive Vice President of Office and President and Chief Executive Officer of Lillibridge Healthcare Services, Inc. (“LHS”) to lead its integrated 25 million square foot ambulatory medical office building (“MOB”) and university-based life science portfolio. His appointment is effective on April 9, 2018. Bulgarelli will serve as a member of the Ventas executive leadership team, reporting to Chairman and Chief Executive Officer Debra A. Cafaro, and will be based at the Company’s Chicago headquarters office.

Bulgarelli joins Ventas following a successful 28-year career at Jones Lang LaSalle, Incorporated (“JLL”), a global professional services firm specializing in real estate, most recently leading JLL’s industry focused businesses including healthcare, life sciences and higher education, including academic medical centers.

“We are delighted to welcome Pete to Ventas. He is an accomplished executive with decades of experience delivering results and partnering with institutional clients and will be an outstanding addition to our best-in-class, skilled and cohesive team,” said Cafaro. “With 28 years of growth and innovation across real estate, most recently in the spaces of healthcare, life sciences and universities, Pete is perfectly positioned to lead and unify our outstanding ambulatory medical office and life science business and take it to the next level of success and performance.”

Bulgarelli, age 58, currently serves as Executive Managing Director, Industries at JLL, overseeing the integrated services for life sciences, healthcare, government and universities, including academic medical centers. Under his leadership, JLL provides integrated facility management services for healthcare and life science facilities across the country, including many major healthcare systems. Bulgarelli’s client experience includes: Kindred Healthcare, Adventist Health and Main Line Health and many Fortune 100 companies. He oversees 1,500 dedicated healthcare professionals who serve 540 hospitals and their ambulatory portfolios across the U.S. Prior to his current role, Bulgarelli was Executive Managing Director, Healthcare Solutions, where he oversaw the establishment and management of an integrated healthcare services business, one of JLL’s fastest growing businesses. Bulgarelli earned his B.S. in civil engineering from the University of Illinois and received his M.B.A. from Northwestern University’s Kellogg Graduate School of Business.

Todd W. Lillibridge, Ventas’s EVP of Medical Property Operations and President and CEO of LHS, will remain at Ventas to ensure Bulgarelli’s successful onboarding and integration with health systems, employees and partners, and will thereafter represent the Company on selected strategic initiatives and innovation projects. Todd has held his current position since the Company acquired LHS in 2010. Following the acquisition, the Ventas MOB business has grown by more than seven times, reaching nearly 20 million sq. ft. in 32 states and covering more than 400 relationships with leading health systems. In September 2016, Ventas acquired its university-based life science business and has since grown its overall life science footprint by nearly 40 percent, with cumulative investments approximating $2 billion.

“Todd is an icon in the medical office space,” said Cafaro. “It has been a great privilege to partner with Todd over the last eight years as he led the growth and operations of our world-class medical office franchise with integrity and an unwavering focus on supporting clients, patients and physicians. Todd has an exceptional legacy and I thank him from all of us at Ventas for his countless contributions to our company and our team.”

“I am proud of our team’s accomplishments over the last 25 years as we paved the way for the MOB space as a highly valuable institutional asset class,” said Lillibridge. “Pete inherits a strong business, excellent portfolio and great team as he joins us. We have selected a strong executive in Pete, whose deep healthcare, life science and university relationships, pertinent experience and focus on customers will help to sustain our long track record of growth, innovation and value creation.”

Ventas, Inc., an S&P 500 company, is a leading real estate investment trust. Its diverse portfolio of more than 1,200 assets in the United States, Canada and the United Kingdom consists of seniors housing communities, medical office buildings, life science and innovation centers, inpatient rehabilitation and long-term acute care facilities, health systems and skilled nursing facilities. Through its Lillibridge subsidiary, Ventas provides management, leasing, marketing, facility development and advisory services to highly rated hospitals and health systems throughout the United States. References to “Ventas” or the “Company” mean Ventas, Inc. and its consolidated subsidiaries unless otherwise expressly noted. More information about Ventas and Lillibridge can be found at www.ventasreit.com and www.lillibridge.com.

The Company routinely announces material information to investors and the marketplace using press releases, Securities and Exchange Commission (“SEC”) filings, public conference calls, webcasts and the Company’s website at www.ventasreit.com/investor-relations. The information that the Company posts to its website may be deemed to be material. Accordingly, the Company encourages investors and others interested in the Company to routinely monitor and review the information that the Company posts on its website, in addition to following the Company’s press releases, SEC filings and public conference calls and webcasts.

CONTACT:
Ventas, Inc.
Louise Adhikari
Vice President Marketing & Corporate Communications
+1-312-660-3816
louise.adhikari@ventasreit.com